CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Prospectus and Statement of Additional Information constituting parts of this Post-Effective Amendment No. 29 to the registration statement on Form N-1A (the "Registration Statement") of our report dated August 14, 1998, relating to the financial statements and per share data and ratios appearing in the June 30, 1998 Annual Report to Shareholders of the Emerging Markets Growth Fund, Inc., which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the heading "Financial Highlights" in such Prospectus and under the heading "Independent Accountants and Legal Counsel" in such Statement of Additional Information.


PRICEWATERHOUSECOOPERS LLP
Los Angeles, California
March 22, 1999